EXHIBIT 10(c)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 6th day of June, 2007, by and among Knobias, Inc., a Delaware corporation (the “Company”) and Steve Lord (the “Executive”).

WHEREAS, the Company wishes to employ the Executive on the terms and conditions set forth in this Agreement, and the Executive wishes to be retained and employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and the Executive set forth below, the Company and Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment and agrees to perform services for the Company, for the Term (as hereinafter defined) and in accordance with the terms and provisions of, and subject to the conditions set forth in, this Agreement.

2. Term. Unless terminated at an earlier date in accordance with the provisions of Section 6 of this Agreement, the initial term of the Executive’s employment hereunder shall commence on June 6, 2007 (the “Effective Date”) and shall continue until the third anniversary of the Effective Date (the “Initial Term”). This Agreement shall be automatically extended for successive one year periods (each, a “Renewal Term”, and together with the Initial Term, the “Term”) unless (i) any party objects to such extension by no less than 120 days’ prior written notice to the other party at any time prior to the expiration of the Initial Term or a Renewal Term, as the case may be, or (ii) this Agreement is terminated at an earlier date in accordance with the provisions of Section 6.

3. Position and Duties.

3.01 Service with the Company. The Company hereby employs the Executive as the Chief Executive Officer of the Company, and the Executive hereby accepts such employment and undertakes and agrees to serve in such capacity during the Term. In such capacity, the Executive shall have such powers, perform such duties and fulfill such responsibilities typically associated with such position in other publicly held companies and as may be determined by the Board of Directors of the Company. In addition, the Company agrees to use its best efforts to cause the Executive to be elected as a member of the Board of Directors of the Company.

3.02 Performance of Duties. The Executive agrees to serve Company to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the Term. Notwithstanding the foregoing, the Executive shall not be precluded from accepting service as a director of other businesses, community or benevolent organizations or from the management of his investments, provided, however, that any such business shall not be competitive with the Company and such service shall not detract from the Executive’s performance or time commitment hereunder. The Executive shall report directly to the Board of Directors of the Company. The Executive will perform his duties as Chief Executive Officer of the Company from an executive office to be established by the Company in the New York metropolitan area and will be required to travel to the Company’s principal executive offices in Ridgeland, Mississippi as often as is reasonably necessary.

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4. Compensation.

4.01 Base Salary. (a) During the Term, as base compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive an annual base salary, which annual base salary shall be (i) $190,000 per year for the initial twelve-month period of the Term, (ii) no less than $205,000 per year for the second twelve-month period of the Term, and (iii) no less than $220,000 for the third twelve-month period of the Term (the “Base Salary”), which Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, subject to applicable deductions as required by law.

(b) The amount of the Executive’s Base Salary (a) shall be reviewed annually by the Board of Directors of the Company, (b) may be increased annually from the amount of the Base Salary paid to Executive during the prior twelve-month period (each, a “Prior Period”) of the Term and (c) shall under no circumstance be reduced from the amount of the Base Salary paid to Executive during the applicable Prior Period.

4.02 Annual Bonus. During the Term, in addition to Base Salary, the Company shall pay to the Executive an annual bonus in accordance with the Company’s annual bonus plan or program established by the Board of Directors, or the Compensation Committee, of the Company. The performance metrics to be achieved by the Executive in order to earn the annual bonus to be paid to the Executive with respect to any twelve-month period during the Term shall be determined at the reasonable discretion of the Board of Directors of the Company with the input of and consultation with the Executive; provided, however, that the amount of such annual bonus shall be reasonably predicated on the Executive’s performance; and provided, further, and subject to the Executive achieving the performance metrics established by the Board as set forth above, in no event shall the amount of the such annual bonus be less than (i) fifty percent (50%) of Base Salary paid to the Executive during the first twelve-month period of the Term, (ii) seventy-five percent (75%) of Base Salary paid to the Executive during the second twelve-month period of the Term, and (iii) one hundred percent (100%) of Base Salary paid to the Executive during the third twelve-month period of the Term. In addition, the Executive shall participate in all other bonus programs that Company may adopt from time to time in which senior executive officers are entitled to participate.

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4.03 Participation in Benefit Plans. During the Term, the Executive shall be entitled to participate in all employee benefit plans or programs offered to senior executive officers of Company (to the extent that the Executive meets the requirements for each such plan or program), including without limitation participation in any health, disability, dental, eye care, 401(k), deferred compensation and other similar plans (together with the life insurance and disability policies, “Benefits”), as such plans and programs may be or have been adopted from time to time.

4.04 Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment and approval of appropriate itemized expense statements, receipts, vouchers or other supporting documentation in accordance with the Company’s normal policies as established from time to time by the Company.

4.05 Vacation. The Executive shall be entitled to no less than fifteen days of paid vacation during each twelve (12) month period during the Term.

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4.06 Stock Options and Other Incentive Compensation. (a) On the Effective Date, the Company shall grant the Executive options (the “Employment Options”) to acquire such number of shares of its common stock, representing 4.5% of the Company's Fully Diluted Common Stock (as hereinafter defined) on the Effective Date after giving effect to the Restructuring (as hereinafter defined) and the closing of the Company’s Convertible Debt Financing (as hereinafter defined). The Employment Options shall vest ratably over three years on each anniversary of the Effective Date.

(b) In addition to the Employment Options, the Company shall grant the Executive, on the Effective Date, options (the “Performance Options”) to acquire such number of shares of its common stock, representing 4.5% of the Company's Fully Diluted Common Stock on the Effective Date after giving effect to the Restructuring (as hereinafter defined) and the closing of the Company’s Convertible Debt Financing (as hereinafter defined). 1.5% of such Performance Options shall vest upon the Company achieving the performance milestones, as set forth on Schedule I attached hereto and made a part hereof.

(c) The exercise price of each of the Employment Options and the Performance Options shall be equal to $0.006222 per share (subject to adjustment for stock splits, etc.), which is the fair market value as of the Effective Date.

(d) For purposes of this Section, (i) “Fully Diluted Common Stock” shall mean the aggregate of the number of shares of Company common stock outstanding determined on an as-converted basis; (ii) "Restructuring” shall mean the restructuring of the debt and equity capitalization of the Company substantially pursuant to the terms and provisions of that certain Letter of Intent, dated February 22, 2007, by and among the Company, CAMOFI Master LDC, Bushido Capital Master Fund, L.P., Gamma Opportunity Capital Partners, LC, Bridges & Pipes LLC, Bank of Brookhaven, Timothy Aylor, E. Key Ramsay and Gregory E. Ballard, as amended by that certain Amendment dated February 23, 2007; and (iii) “Convertible Debt Financing” shall mean the offer and sale of an aggregate of $3,000,000 principal amount of the Company senior secured convertible notes to accredited investors led by Centrecourt Asset Management LLC.

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(e) In addition to the foregoing, the Executive shall be entitled to participate in all other stock option, revenue sharing, profit sharing, long-term accumulation and/or stock based plans or programs that the Company may adopt from time to time. For purposes of any common stock options or other similar programs to be granted hereunder, such common stock and rights shall be defined to include the common stock of any successor corporation or other entity into which the Company is merged, or which acquires substantially all the assets of the Company.

5. Additional Covenants.

5.01 Acknowledgments and Stipulations. The Executive acknowledges that he is agreeing to the covenants set forth in this Section 5 (a) in consideration of the substantial economic benefits derived by the Executive under the terms of this Agreement, (b) in recognition that the services rendered by the Executive to Company will be unique, as are the Executive’s abilities, skills and experience, (c) in recognition that, as a result of his employment, the Executive will acquire and participate in the creation of knowledge and information of a confidential and/or proprietary nature relating to the business of the Company and its affiliates, which is valuable to the Company because the Company will expend substantial time, effort and money to develop such knowledge and information, (d) to induce Company to employ the Executive and disclose certain of such information to the Executive, and (e) to induce Company to enter into this Agreement.

5.02 Non-solicitation of Customers and Executives. At all times during the term of the Executive’s employment with the Company and for a period from the date of termination until the later of (i) six (6) months following the termination of such employment pursuant to Section 6.01 hereto and (ii) the date on which the Executive receives his last severance payment, (a) the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, solicit or attempt to solicit any business from any customer of the Company in connection with any business, products or services that are substantially similar to those provided by the Company, or interfere with the business relationship of the Company with any customer, and (b) the Executive shall not directly or indirectly cause any other person to employ, solicit, disturb, entice away, or in any other manner persuade any employee of the Company or its affiliates to discontinue or alter his or her relationship with the Company.

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5.03 Non-competition. At all times during the Term of Executive’s employment with the Company and for a period from the date of termination until the later of (a) six (6) months following the date of termination of such employment for any reason other than a termination of this Agreement by the Company without Cause or by the Executive for Good Reason, and (b) the date on which the Executive receives his last severance payment, the Executive whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, shall not engage, directly or indirectly through any other person, in any business, enterprise or employment which competes with the business of the Company; provided, however, that this provision shall not prohibit the Executive from working for a subsidiary or division of a Company that may compete with the Company so long as such subsidiary or division does not compete with the Company and Executive’s duties do not in any way compete with the Company. The Executive acknowledges and agrees that the business of the Company is of a worldwide nature and that any geographic limitation on the foregoing covenant would be ineffective to adequately protect the interests of the Company. The Executive acknowledges and agrees that the foregoing covenant is an integral part of his agreement to be employed hereunder, is fair and reasonable in light of all of the facts and circumstances of the relationship between The Executive and the Company. In the event any court of competent jurisdiction determines that, notwithstanding the foregoing acknowledgments, the scope of the restricted activities of the foregoing covenant is excessive or not enforceable, or that the foregoing covenant is not enforceable unless it is subject to a geographic limitation, this Agreement shall be deemed amended to reflect the maximum restrictions on activities and geographic scope allowable pursuant to such court’s determination. Nothing contained in this Section 5.03 shall be construed as limiting the scope of this Section 5.

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5.05 Confidential Information. (a) The Executive agrees that during and after the period of his employment, he will not, without the authorization of the Company, divulge, disclose or otherwise communicate to any person, other than as necessary or desirable for the business of the Company pursuant to his responsibilities to the Company during the Term, any Confidential Information (as hereinafter defined), except to the extent that such Confidential Information (i) was disclosed to the Executive by a third party who did not obtain the same directly or indirectly from the Company or one of its affiliates, (ii) was known by the Executive prior to disclosure by the Company, (iii) at or after the time of disclosure, is or becomes generally available to the public (other than as a result of its disclosure by the Executive), (iv) is required to be disclosed by the Executive pursuant to applicable law or an order of a governing authority applicable to the Executive.

(b) As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company or any of its subsidiaries (whether or not owned or developed by the Company or any of its subsidiaries and whether or not developed by the Executive) that is treated as confidential by the Company and not generally known to the public. Confidential Information includes, without limitation, the following: all trade secrets of the Company or any of its subsidiaries; all information that the Company or any of its subsidiaries has marked as confidential or has otherwise described to the Executive (either in writing or orally) as confidential; all non-public information concerning the products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies test data, customers, customer lists and records, suppliers and contracts of the Company or any of its subsidiaries; all business records and plans of the Company or any of its subsidiaries; all personnel files of the Company or any of its subsidiaries; all financial information of or concerning the Company or any of its subsidiaries; all information relating to operating system software, applications software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, patents, trademarks, service marks, and other intellectual property; all technical specifications; any proprietary information belonging to the Company or any of its subsidiaries; all computer hardware or software manuals; all training or instruction manuals; all data and all computer system passwords and user codes.

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6. Termination of Employment.

6.01 Termination. This Agreement shall terminate prior to the expiration of the Initial Term or any Renewal Term upon the occurrence of any of the following events at any time during such Initial Term or Renewal Term:

(a) the effective date of the Executive’s voluntary resignation, for which Executive agrees to give at least 30 days’ prior written notice to the Company;

(b) the Executive’s death;

(c) the Executive’s Disability (as hereinafter defined);

(d) the Executive elects to terminate his employment 30 or more days after the Executive gives the Company written notice of his intent to terminate his employment, which reason shall have occurred no later than six months from the date of such notice (“Notice of Good Reason”) for any of the following reasons (each, a “Good Reason”), provided that the Company has not cured the circumstances constituting Good Reason prior to the effective date of such resignation: (i) an unreasonable material adverse alteration in the nature or status of Executive’s title, duties or responsibilities; (ii) a reduction in Executive’s Base Salary and Benefits (including contingent bonuses per Section 4.02); (iii) the relocation of the Executive to offices located outside of the New York metropolitan area; (iv) the failure by the Company to pay to Executive any portion of Executive’s compensation then due and payable; (v) failure of the Company to close on the Restructuring and Convertible Debt Refinancing, or (vi) any failure by Company to comply with the material provisions of this Agreement. The Notice of Good Reason shall indicate the specific provision above that Executive is relying upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason under the provision so indicated;

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(e) the Executive’s termination by Company without Cause (as hereinafter defined);

(f) the Executive’s termination by Company for Cause. For the purposes of this Agreement, “Cause” means, as determined by the Board (or its designee), with respect to conduct during the Executive's employment or service relationship with the Company or its affiliates, whether or not committed during the Term, (i) commission and indictment for a felony by the Executive; (ii) material acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent,); (iv) the intentional nonperformance of any of the Executive material duties hereunder, including, but not limited to, the failure of the Executive to follow the explicit lawful directions of the Board of Directors; (v) engaging in personal conduct by the Executive which seriously discredits or damages the Company or its subsidiaries, including but not limited to employee harassment or discrimination (provided reasonable grounds of such harassment or discrimination are established) and the use or possession at work of any illegal controlled substance; and (vi) breach of the Executive's covenants set forth in Section 5 before termination of employment; provided, that, the Executive shall have ten (10) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above, there will be no cure period, and with respect to (iv) above, the Executive shall have five (5) days after notice to cure the failure to act), if curable. A termination for “Cause” shall require approval of the majority of the Board of Directors and will be effective immediately or on such later date set forth by the Company in the notice of termination.

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6.02 Severance. If the Executive’s employment is terminated:

(a) as a result of Sections 6.01(b) or 6.01(c), then the Company shall pay to the Executive or his estate, as the case may be, his full Base Salary for a period of six (6) months from the date of termination, and, for a period of one-year following the date of termination, the Company shall continue to provide or arrange to provide the Executive and his dependents with life, disability, accident and health insurance benefits substantially similar to those provided to the Executive immediately prior to the date of termination.

(b) as a result of Sections 6.01(d) or 6.01(e), then the Company shall pay to the Executive (i) his full Base Salary, pro-rated bonuses for the current year and Benefits prorated through the effective date of termination and (ii) additional Base Salary, payable in accordance with the Company’s then current payroll policies and practices, plus additional Benefits, for the period from the date of termination until one year after the date of termination (provided, however, if participation by the Executive in any Benefit plan or program after the termination of his employment is not permitted under such plan or program, then the Company will provide him with the equivalent benefits); the Executive shall be reimbursed for any expenses incurred by him pursuant to Section 4.04 through the effective date of such termination. In addition, provided that any level of the performance milestones as set forth on Schedule I for the first twelve (12) months through December 31, 2008 have been achieved, all remaining options granted to the Executive shall immediately vest and be exercisable as of the date of termination, and for a period from the date of termination until the later of the date on which the Initial Term would have expired and one-hundred-eighty (180) days after the date of termination. The Company shall be obligated to pay the full amount of any severance owing to the Executive pursuant to this Section 6.02(b) irrespective if executive obtains employment during such severance period and there shall be no offset to any severance amounts payable as a result of such new employment.

(c) as a result of Sections 6.01(a) or 6.01(f), then the Company shall pay to the Executive his full Base Salary and Benefits prorated through the date of termination, the Executive shall be reimbursed for any expenses incurred by him pursuant to Section 4.04 through the termination date, and all unvested or unexercised options shall expire as of the date of termination. If such Executive’s employment is terminated as a result of Section 6.01 (a), Section 6.01(f), or a violation of Section 5.03, any options exercised by the Executive within three months prior to the date of termination can be repurchased by the Company from Executive for a toal purchase price of $1.00.

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6.03 “Disability” Defined. As used in this Agreement, the term “Disability” means any mental or physical condition that results in the Executive becoming unable to perform the essential functions of his position, with reasonable accommodation, for a period of at least ninety (90) consecutive days. The Executive shall be deemed to have a Disability at the end of such ninety (90) day period.

6.04 Surrender of Records and Property. Upon termination of the Executive’s employment by the Executive or by the Company, for any reason or for no reason, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations, and copies thereof, in whatever medium, which are the property of Company or which relate in any way to the business, products, practices, techniques, customers, suppliers, functions or operations of Company, and all other property and Confidential Information of Company, including, but not limited to, all documents which in whole or in part contain any Confidential Information of Company, which in any of these cases are in his possession or under his control.

6.05 Resignation. If the Executive’s employment is terminated for any reason under the terms of this Agreement, he shall be deemed to resign (i) if a member, from the Board of Directors of the Company and any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries.

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6.06 Change in Control. (a) For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i) the consummation of a merger or consolidation of the Company or a subsidiary of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged into other voting securities of another entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation;

(ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or the consummation of the sale of disposition by the Company of all or substantially all of the Company’s assets; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1034, as amended) becoming the “beneficial owner” ( as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

(iv) A change in the majority of the Board of Directors, unless approved by the current members of the Board.

(b) In the event that during the Term there shall be a Change in Control, the Company shall require any successor to all or substantially all of the business, capital stock or assets of the Company by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred. Failure of the Company to obtain such written agreement prior to the effective date of any such succession followed by the failure of the successor to honor this Agreement shall be a breach of this Agreement and shall entitle the Executive to the rights and benefits hereunder as though he had terminated his employment with Company for Good Reason, whether or not he terminates his employment with Company.

(c) In addition, in the event that during the Term there shall be a Change in Control, all unvested options shall immediately and automatically vest as of the effective date of such Change of Control; provided that if such Change of Control occurs after June 30, 2008, such Change of Control is based upon the Company having an enterprise value of at least $10 million.

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7. Injunctive Relief; Arbitration.

7.01 Injunctive Relief. The Executive agrees that (i) any breach or threatened breach of Sections 5 or 6.04 shall be a material breach of this Agreement, (ii) such breach will cause substantial harm to Company and/or its customers, the amount of which will be difficult to determine and compute, (iii) the remedies of Company at law for such breach would be inadequate to fully compensate Company for the harm caused thereby and (iv) in addition to, but not to the exclusion of any other available remedy, Company shall have the right to enforce the provisions of Sections 5 and 6.04 by applying for and obtaining temporary and permanent restraining orders, injunctions, decrees of specific performance and other equitable relief from any court of competent jurisdiction without the necessity of filing a bond therefor or proving irreparable harm.

7.02 Arbitration. Except as set forth in Section 7.01, any claim or dispute of any nature between the parties to this Agreement arising directly or indirectly from the relationship created by this Agreement shall be resolved exclusively by arbitration at the locale of the Company’s New York executive offices, in accordance with the applicable rules of the American Arbitration Association. The fees of the arbitrator(s) and other costs (not including attorneys’ fees and expenses) incurred by the parties in connection with such arbitration shall be paid by each respective party. The decision of the arbitrator(s) shall be final and binding upon all parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any dispute is submitted to arbitration, each party shall, not later than 30 days before the date set for hearing, provide to the other parties and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all Persons each party intends to call at the hearing.

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8. Indemnification.

8.01 Indemnification. The Company desires to have the Executive serve as an executive officer of the Company and as a member of the Board of Directors of the Company, free from any undue concern for unpredictable, inappropriate or unreasonable legal risks and personal liabilities by his acting in good faith in the performance of his duties to the Company and will, therefore, (a) indemnify the Executive to the fullest extent permitted under Delaware law, (b) advance all expenses incurred by the Executive in defending any action or proceeding to which the Executive is a party by reason of the fact that he was or is a director or officer of the Company to the fullest extent permitted under Delaware law, and (c) purchase and maintain for the benefit of the Executive directors and officers liability insurance policies and errors and omissions insurance policies in reasonable amounts from established and reputable insurers.

8.02 Indemnification Hereunder Not Exclusive. The indemnification provided by this Agreement shall not be deemed to be exclusive of any other rights to which the Executive may be entitled under any Articles of Incorporation, Bylaws, agreement or resolution of shareholders or directors, the General Corporation Law of the State of Delaware, or otherwise.

8.03 Survival. All agreements and obligations of Company contained in this Section 8 shall continue during the Term and shall continue thereafter so long as the Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, by reason of the fact that Executive was serving as a director or officer of the Company.

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9. Miscellaneous.

9.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware.

9.02 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the employment of the Executive by Company and supersedes all prior agreements and understandings with respect to such matters, and the parties hereto have made no agreements, representations or warranties relating to such employment which are not set forth herein; provided, however, that the benefits conferred under this Agreement are in addition to, and not in lieu of, any and all benefits conferred to Executive under plans and arrangements of Company.

9.03 Withholding Taxes. The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9.04 Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by all parties hereto.

9.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

9.06 No Waiver. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party against whom such waiver is sought to be enforced and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

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9.07 Assignment. This Agreement is a personal service contract and, subject to Section 6.06, shall not be assignable by any party without the written consent of the other parties.

9.08 Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart. A facsimile signature by any party on a counterpart of this Agreement shall be binding and effective for all purposes. Such party shall subsequently deliver to each other party an original, executed copy of this Agreement; provided, however, that a failure of such party to delivery an original, executed copy shall not invalidate its signature.

9.09 Notices. All notices and other communications relating to this Agreement will be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company’s headquarters or to such other address as either party shall have furnished to the other party in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the date set forth in the first paragraph.

KNOBIAS, INC.

By:
Name: John Gross
Title: Director

Steve Lord

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SCHEDULE I

Performance Milestones:

	Revenues	EBITDA

12 months from January 1, 2008 - December 31, 2008	3,750,000	$(700,000)

12 months from January 1, 2009 - December 31, 2009	$6,500,000	$400,000

12 months from January 1, 2010 - December 31, 2010	$9,000,000	$1,000,000

Both sets of performance milestones (Revenues and EBITDA) must be achieved in order for Performance Options to be granted to the Executive by the Company. The Board of Directors, or the Compensation Committee of the Board of Directors, shall determine if the Company has achieved the performance milestones. Such determination will be derived from the Company’s quarterly financial statements filed with the Securities and Exchange Commission.

If at least 90% but less than 100% of the respective target performance milestones as set forth above are met in any 12 month period, then the Executive shall be entitled to seventy-five percent (75%) of the Performance Options.

If at least 80% but less than 90% of the respective target performance milestones as set forth above are met in any 12 month period, then the Executive shall be entitled to fifty percent (50%) of the Performance Options.

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